                                STOCKHOLDER AGREEMENT


     STOCKHOLDER AGREEMENT dated as of February 24, 1998 among PRECISION CASTPARTS CORP., an Oregon corporation ("PCC"), EOC ACQUISITION CORPORATION, a New York corporation and a direct or indirect wholly owned subsidiary of PCC ("Sub"), and the other parties identified on SCHEDULE A hereto (each, a "Stockholder").

     WHEREAS, each Stockholder desires that Environment One Corporation, a New York corporation (the "Company"), PCC and Sub enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement") with respect to the merger of Sub with and into the Company (the "Merger"); and

     WHEREAS, each Stockholder is executing this Agreement as an inducement to PCC and Sub to enter into and execute the Merger Agreement.

     NOW, THEREFORE, in consideration of the execution and delivery by PCC and Sub of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, the parties agree as follows:

     SECTION 1. REPRESENTATIONS AND WARRANTIES. Each Stockholder severally, and not jointly, represents and warrants to PCC and Sub as follows:

     (a) Such Stockholder is the record or beneficial owner of, or has the power to dispose, the number of shares of Common Stock of the Company (the "Company Common Stock"), and holds options for shares of Company Common Stock, each as set forth opposite such Stockholder's name in SCHEDULE A hereto (as may be adjusted from time to time pursuant to Section 4, such Stockholder's "Shares"). Except for such Stockholder's Shares, such Stockholder is not the record or beneficial owner of any shares of Company Common Stock. Any of such Shares which are described on SCHEDULE A as option shares shall be deemed "Option Shares" for the purposes of this Agreement. All other shares shall be deemed "Owned Shares." Any Option Shares which are exercised prior to the termination of this Agreement shall be deemed to be "Owned Shares."

     (b) This Agreement has been executed and delivered by such Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. To the best of Stockholder's knowledge, neither the execution and delivery of this Agreement nor the consummation by such Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Stockholder is a party or bound or to which such Stockholder's Shares are subject.

     (c) Such Stockholder's Owned Shares and the certificates representing such Owned Shares are now and at all times during the term hereof will be held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances arising hereunder.

     (d) Such Stockholder understands and acknowledges that PCC is entering into, and causing Sub to enter into, the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

     SECTION 2. PURCHASE AND SALE OF SHARES. So long as the Offer Price in the Offer for all Shares is not less than $15.25 in cash (net to the seller), each Stockholder hereby severally agrees that he will tender or cause to be tendered his Shares into the Offer prior to the expiration of the Offer and that he will not withdraw any Shares so tendered (it being understood that the obligation contained in this sentence is unconditional). In addition, each Stockholder hereby severally agrees to sell to Sub, and Sub hereby agrees to purchase, all such Stockholder's Owned Shares at a price per Share equal to the Offer Price, provided that such obligations to purchase and sell are both subject to (i) Sub having accepted Shares for payment under the Offer and the Minimum Condition (as defined in the Merger Agreement) having been satisfied, and (ii) the expiration or termination of any applicable waiting period under the HSR Act.

     SECTION 3. COVENANTS. Each Stockholder severally, and not jointly, agrees with, and covenants to, PCC and Sub as follows: such Stockholder shall not, except as contemplated by the terms of this Agreement, during the term of this Agreement, (i) transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of such Stockholder's Shares or any interest therein, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to such Shares other than in connection with a meeting to approve the Merger or the annual meeting of Stockholders of the Company, (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares, or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby; provided that each Stockholder shall be entitled to transfer all or any portion of such Shareholder's Shares to any person or entity which agrees in writing to be bound by the provisions of this Agreement.


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

     SECTION 4. CERTAIN EVENTS. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Stockholder's heirs, guardians, administrators or successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock, or the acquisition of additional shares of Company Common Stock or other securities or rights of the Company by any Stockholder, the number of Owned Shares and Option Shares listed on SCHEDULE A beside the name of such Stockholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock or other securities or rights of the Company issued to or acquired by such Stockholder.

     SECTION 5. TRANSFER. Each Stockholder agrees with and covenants to PCC that such Stockholder shall not request that the Company register the transfer (booked as entry or otherwise) of any certificated or uncertificated interest representing any of the securities of the Company, unless such transfer is made in compliance with this Agreement.

     SECTION 6. VOIDABILITY. If prior to the execution hereof, the Board of Directors of the Company shall not have duly and validly authorized and approved by all necessary corporate action the acquisition of Company Common Stock by PCC and Sub and other transactions contemplated by this Agreement and the Merger Agreement, so that by the execution and delivery hereof PCC or Sub would become, or could reasonably be expected to become, an "interested stockholder" with whom the Company would be prevented for any period pursuant to Section 912 of the NYBCL from engaging in any "business combination" (as such terms are defined in Section 912 of the NYBCL), then this Agreement shall be void and unenforceable until such time as such authorization and approval shall have been duly and validly obtained.

     SECTION 7. STOCKHOLDER CAPACITY. No person executing this Agreement who is a director or officer of the Company makes any agreement or understanding herein in his capacity as such director or officer. Each Stockholder signs solely in his capacity as the record holder and beneficial owner of such Stockholder's Shares and nothing herein shall limit or affect any actions taken by a Stockholder in his capacity as an officer or director for the Company to the extent specifically permitted by the Merger Agreement, including the fiduciary duties of officers and directors in accordance with New York law.

     SECTION 8. FURTHER ASSURANCES. Each Stockholder shall, upon request of PCC or Sub, execute and deliver any additional documents and take such further actions as may reasonably be deemed by PCC or Sub to be necessary or desirable to carry out the provisions hereof.

     SECTION 9. TERMINATION. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the earlier of (a) the date upon which the Merger


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

Agreement is terminated by the Company, PCC or Sub for any reason in accordance with its terms, (b) the date that PCC or Sub shall have purchased and paid for the Shares of each Stockholder pursuant to Section 2, or (c) May 30, 1998.

     SECTION 10. MISCELLANEOUS.

     (a) Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to such terms in the Merger Agreement.

     (b) All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or such other address for a party as shall be specified by like notice): (i) if to PCC or Sub, to the address set forth in
Section 9.13 of the Merger Agreement, and (ii) if to a Stockholder, to the address set forth on SCHEDULE A hereto, or such other address as may be specified in writing by such Stockholder.

     (c) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     (d) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective (even without the signature of any other Stockholder) as to any Stockholder when one or more counterparts have been signed by each of PCC, Sub and such Stockholder and delivered to PCC, Sub and such Stockholder.

     (e) This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     (f) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts or laws thereof.

     (g) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in party, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except by laws of descent. Any assignment in violation of the foregoing shall be void.

     (h) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any event, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

     (i) Each Stockholder agrees that irreparable damage would occur and that PCC and Sub would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that PCC and Sub shall be entitled to an injunction or injunctions to prevent breaches by any Stockholder of this Agreement and to enforce specifically the terms and provisions of this Agreement.

     (j) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

     IN WITNESS WHEREOF, PCC, Sub and the Stockholders have caused this Agreement to be duly executed and delivered as of the date first written above.

                                        PRECISION CASTPARTS CORP.



                                        By: /S/ WILLIAM E. LARSSON
                                           -------------------------------------
                                        Name:  William E. Larsson
                                        Title: Vice President & Chief Financial
                                                Officer

                                        EOC ACQUISITION CORPORATION



                                        By: /S/ WILLIAM E. LARSSON
                                           -------------------------------------
                                        Name: William E. Larsson
                                        Title: Vice President


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

STOCKHOLDERS


/S/ WALTER W. AKER                        /S/ JOHN L. ALLEN
-----------------------------------       -----------------------------------
Walter W. Aker                            John L. Allen


/S/ STEPHEN V. ARDIA                      /S/ ANGELLO DOUNOUCOS
-----------------------------------       -----------------------------------
Stephen V. Ardia                          Angello Dounoucos


/S/ LARS G. GRENBACK                      /S/ ROBERT G. JAMES
-----------------------------------       -----------------------------------
Lars G. Grenback                          Robert G. James


/S/ ROLF E. SODERSTROM                    /S/ MARK E. ALEXANDER
-----------------------------------       -----------------------------------
Rolf E. Soderstrom                        Mark E. Alexander


/S/ DAVID M. DOIN                         /S/ BRIAN BUCHINSKI
-----------------------------------       -----------------------------------
David M. Doin                             Brian Buchinski


/S/ GEORGE A. EARLE III                   /S/ KATHLEEN A. PARRY
-----------------------------------       -----------------------------------
George A. Earle III                       Kathleen A. Parry


/S/ GEORGE A. VORSHEIM JR.                /S/ PHILIP W. WELSH
-----------------------------------       -----------------------------------
George A. Vorsheim Jr.                    Philip W. Welsh


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